                                  EXHIBIT 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Twin Disc, Incorporated on Form S-8 (Twin Disc, Incorporated 1988 Incentive Stock Option Plan , Twin Disc, Incorporated 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, Twin Disc, Incorporated 1998 Incentive Compensation Plan and Twin Disc, Incorporated 1998 Stock Option Plan for Non-Employee Directors) of our reports dated July 20, 2001, except as to Note G which is as of August 1, 2001, on our audits of the consolidated financial statements and Financial Statement Schedule of Twin Disc, Incorporated as of June 30, 2001 and 2000 and for the years ended June 30, 2001, 2000 and 1999, which reports are included in this Annual Report on Form 10-K.


PricewaterhouseCoopers  LLP


Milwaukee, Wisconsin
September 18, 2001